Exhibit 99.1

El Capitan Gold Values Greater Than 0.40 Ounces Per Ton
Thursday June 22, 7:10 am ET

ECPN Property Closer to Sale

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--June 22, 2006--El Capitan Precious Metals Inc. (OTCBB:ECPN - News) reports: Chuck Mottley, the company president and CEO, stated:

Today the company received a report from Richard Daniele, the qualified person, and Dr. Clyde Smith, the company's consulting geologist, indicating gold values greater than 0.40 ounces per ton of mineralized resource.

"The company has previously reported 37.4 million tons of mineralized resource in our Stage 1 and 2 drilling program. This is based on 2,400 feet of drilling. The samples from the additional drilling in the Stage 1 and 2 area along with the samples from the step-out drilling (an additional 10,000 feet of drilling) are currently being assayed in hopes of increasing the tonnage of the mineralized resource. Those results will be made public as soon as we receive them."

The following is the consultant's report:

"Sufficient similarity in results was reported by two laboratories to indicate that the total gold contained in a composite sample, including buttons, parting solutions, and slags, is greater than 0.40 opt Au (gold), 0.03 opt Pt (platinum), and 0.01 opt Pd (palladium).

"Over the past several months El Capitan Precious Metals Inc. has employed the services of three metallurgical research laboratories working under the direction of its designated qualified person, Mr. Richard Daniele, consulting metallurgical engineer. Research has been focused principally on an attempt to verify a tin extraction protocol. The objective of this protocol is to collect precious metals (gold, platinum, palladium) extracted from mineralized samples into a bead or button which can be dissolved in acids and the values of the precious metals then determined by atomic absorption (AA) analysis. Mr. Daniele prepared a composite sample consisting of 15 intervals of chain-of-custody diamond drill core selected from representative sections of the El Capitan deposit drilled during the Stage 1 drill program conducted between April 4-May 5, 2005. These 15 interval samples were previously analyzed by Auric Metallurgical Laboratories on two occasions; Auric reported the following averages for these samples: 0.039 opt Au (ounces per ton gold), 0.016 opt Pt (ounces per ton platinum), 0.001 opt Pd (ounces per ton palladium). Equivalent splits from the composite sample were distributed to the three laboratories, all of which agreed to perform the same tin extraction protocol. Although several discussions ensued concerning modifications to the protocol over the course of the research, by and large, a sufficiently similar protocol was performed by all three laboratories on the sample splits to draw some general conclusions.

"Results from two of the three laboratories clearly show that the majority of the precious metals extracted are not contained in the buttons; instead, although exhibiting a wide variation, higher values were found to reside in residual parting acid solutions or in the residual slag that remains following formation of the button. These results indicate that the tin extraction method is not a viable analytical or extraction protocol for El Capitan mineralized samples.

"However, sufficient similarity in results was reported by two laboratories to indicate that the total gold contained in a composite sample, including buttons, parting solutions, and slags, is greater than 0.40 opt Au (gold), 0.03 opt Pt (platinum), and 0.01 opt Pd (palladium)."

Mottley continued: "While we are obviously elated at the results from the rigorous testing of this composite sample, it is clear that further metallurgical work is required to clarify the relationship between the previous sampling results and the values obtained in this effort. Based upon the information we have gained, the next step for El Capitan Precious Metals Inc. is to engage one of the research laboratories to proceed with a 'bench scale' research and development effort to determine the amount of recoverable precious and platinum group metals in the El Capitan material."

There will be a conference call for investors and analysts at 4:30 Eastern time on Tuesday, June 27. Details of how to access the call will be forthcoming.

About Dr. Smith

Dr. Smith holds a B.A. from Carleton College, a M.Sc. from the University of British Columbia, and a Ph.D. from the University of Idaho. He is a registered professional engineer with the Association of Professional Engineers and Geoscientists of British Columbia. Dr. Smith has founded or co-founded five exploration companies and is responsible for the discovery of four deposits: the Jason lead-zinc-silver deposit, Yukon Territory, Canada; the Santa Fe gold deposit, Nevada; the North Lake gold deposit, Saskatchewan, Canada; and the Solidaridad gold-silver-copper deposit, Mexico. He is currently engaged in a gold-platinum project in Nevada and serves as the consulting geologist for El Capitan Precious Metals Inc. on its El Capitan gold-platinum group metals project in New Mexico.

El Capitan Precious Metals Inc. is an exploration stage company that owns a 40% interest in the El Capitan property located near Capitan, N.M., as well as a joint venture and 20% ownership of 13 mining claims and other assets known as the C.O.D. mine located near Kingman, Ariz. In addition, the company owns contractual rights to the Rainbow Valley property consisting of 1,660 acres and 100% of the Weaver mine, both near Phoenix.

The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the results of metallurgical testing, interpretation of drill results, the geology, grade and continuity of mineral deposits, results of initial feasibility, pre-feasibility and feasibility studies and the possibility that future exploration, development or mining results will not be consistent with past results and/or the company's expectations, discrepancies between different types of testing methods, some or all of which may not be industry standard, the ability to mine precious and other minerals on a cost-effective basis, the company's ability to successfully complete contracts for the sale of its iron ore and other products; fluctuations in world market prices for the company's products; the company's ability to arrange transportation from its mining properties to ocean ports on satisfactory terms; the company's ability to obtain or maintain regulatory approvals; the company's ability to obtain financing for the commencement of mining activities on satisfactory terms; the company's ability to obtain necessary financing; the company's ability to enter into and meet all the conditions to close contracts to sell its mining properties that it chooses to list for sale, and other risks and uncertainties described in the company's filings from time to time with the Securities and Exchange Commission. The company disclaims any obligation to update its forward-looking statements.

Contact:
El Capitan Precious Metals Inc.
Ron Perkins, 480-607-7093
www.elcapitanpmi.com